Exhibit 99.1

IFMI REPORTS FOURTH QUARTER & FULL YEAR 2015 FINANCIAL RESULTS

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, March 8, 2016 — Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in fixed income markets, today reported financial results for its fourth quarter and full year ended December 31, 2015.

•                  Operating loss was $3.0 million for the three months ended December 31, 2015, compared to operating income of $0.6 million for the three months ended September 30, 2015, and operating income of $4.2 million for the three months ended December 31, 2014. Operating loss was $1.7 million for the year ended December 31, 2015, compared to operating income of $0.3 million for the year ended December 31, 2014. During the quarter and the year, operating loss was unfavorably impacted by a $2.1 million write-off of a note receivable due from a former European investment banking client in the mining industry and $1.9 million and $1.5 million, respectively, in recorded losses on our CLO investments.

•                  Revenue was $9.4 million for the three months ended December 31, 2015, compared to $12.9 million for the three months ended September 30, 2015, and $17.8 million for the three months ended December 31, 2014. Revenue was $46.2 million for the year ended December 31, 2015, compared to revenue of $55.8 million for the year ended December 31, 2014. During the quarter and the year, revenue was unfavorably impacted by both the aforementioned note receivable write-off and the recorded losses on CLO investments.

•                  Total operating expenses were $12.4 million for the quarter ended December 31, 2015, compared to $12.4 million for the quarter ended September 30, 2015, and $13.6 million for the quarter ended December 31, 2014. Year over year, in 2015 total operating expenses decreased by 14% to $47.8 million, compared to $55.5 million for the year ended December 31, 2014. Excluding the impairment of goodwill charge of $3.1 million in the year ended December 31, 2014, total operating expenses decreased $4.5 million, or 9%, in the year ended December 31, 2015 from the prior year.

•                  Compensation as a percentage of revenue was 77% for the three months ended December 31, 2015, compared to 54% for the three months ended September 30, 2015, and 43% for the three months ended December 31, 2014. Compensation as a percentage of revenue was 61% for the year ended December 31, 2015, compared to 53% for the year ended December 31, 2014. The percentages in the current year were unfavorably impacted by the note receivable write-off and the recorded losses on the CLO investments as described above. The number of IFMI employees was 87 as of December 31, 2015, compared to 93 as of September 30, 2015, and 111 as of December 31, 2014.

•                  Non-compensation operating costs, excluding depreciation and amortization and impairment of goodwill, were $5.0 million for the three months ended December 31, 2015, compared to $5.2 million for the three months ended September 30, 2015, and $5.7 million for the three months ended December 31, 2014. Non-compensation operating costs, excluding depreciation and amortization and impairment of goodwill, were $19.1 million for the year ended December 31, 2015, compared to $21.5 million for the year ended December 31, 2014, a decrease of 11%.

Lester Brafman, Chief Executive Officer of IFMI, said, “During the fourth quarter, some of the recent success in our US Capital Markets business was offset by the underperformance of certain principal investments as the sell-off in the equity and credit markets had a negative impact on our CLO portfolio. Additionally, our results were also impacted by the $2.1 million write-off of a note receivable from a former European investment banking client. Despite these market-wide challenges, we continue to remain focused on the execution of our strategic initiatives, including growing our mortgage and SBA groups. We also continue our disciplined operating expense management, as evidenced by the 9 percent year-over-year decrease excluding the goodwill impairment. Looking ahead, our focus will be on adding revenue and growing businesses where our clients’ needs are no longer addressed by larger financial institutions.”

Capital Markets Revenue

Net trading revenue was $8.7 million for the three months ended December 31, 2015, compared to $8.3 million for the three months ended September 30, 2015, and $8.2 million for the three months ended December 31, 2014. The increase from the prior quarters was primarily due to more trading revenue from the Company’s corporate group. Net trading revenue was $31.0 million for the year ended December 31, 2015, compared to $28.1 million for the year ended December 31, 2014. The increase from the prior year period was primarily due to an increase in revenue from the Company’s mortgage, corporate, and SBA groups, partially offset by a decrease in revenue from the Company’s wholesale group.

New issue and advisory revenue was $1.1 million for the three months ended December 31, 2015, compared to $2.1 million for the three months ended September 30, 2015, and $2.2 million for the three months ended December 31, 2014. New issue and advisory revenue was $5.4 million for the year ended December 31, 2015, compared to $5.2 million for the year ended December 31, 2014. New issue and advisory revenue has been, and will continue to be, volatile as it is dependent on a limited number of engagements and is only recognized when an underlying transaction closes.

Principal Transactions Revenue

Principal transactions revenue was negative $1.8 million for the three months ended December 31, 2015, compared to negative $0.6 million for the three months ended September 30, 2015, and negative $0.3 million for the three months ended December 31, 2014. The decrease from the previous quarters was primarily the result of decreased revenue from the Company’s investments in CLOs. Principal transactions revenue was negative $1.5 million for the year ended December 31, 2015, compared to $2.5 million for the year ended December 31, 2014. The decrease from the prior year period was primarily the result of decreased revenue recognized from the Company’s investments in EuroDekania ($1.6 million lower), CLOs ($1.4 million lower), and Tiptree ($0.6 million lower).

As of December 31, 2015, the Company’s principal investing portfolio had an aggregate fair value of $14.9 million, including investments in eight CLOs with an aggregate fair value of $11.6 million, 57,544 shares of Tiptree with a fair value of $0.4 million, and EuroDekania with a fair value of $2.5 million.

Asset Management Revenue

Asset management revenue was $2.8 million for the three months ended December 31, 2015, compared to $2.3 million for the three months ended September 30, 2015, and $4.5 million for the three months ended December 31, 2014. The increase from the prior quarter was primarily the result of incentive fees in the Company’s European separate account business in the fourth quarter of 2015. Asset management revenue was $9.7 million for the year ended December 31, 2015, compared to $14.5 million for the year ended December 31, 2014. The decrease from the prior year periods was primarily the result of the successful auction and redemption of two of the Company’s managed CDOs, and the transfer of several collateral management agreements for the Company’s legacy ABS-CDOs in 2014, which reduced CDO asset management fees. In addition, the decrease from the prior year periods was also due to incentive fees in the Company’s European separate account business in 2014, which were not as high in 2015, as well as the reduction in the Euro currency rate, which was significantly lower in 2015 as compared to 2014 and impacted the amount of CDO asset management fees recorded from the four European CDOs/CLOs that the Company manages.

Other Revenue

Other revenue was negative $1.4 million for the three months ended December 31, 2015, compared to $0.8 million for the three months ended September 30, 2015, and $3.2 million for the three months ended December 31, 2014. Other revenue was $1.5 million for the year ended December 31, 2015, compared to $5.5 million for the year ended December 31, 2014. This line item was negatively impacted by the write-off of the $2.1 million note receivable due from a former

European investment banking client in the mining industry during the three months ended December 31, 2015. Additional variation across the periods presented was the result of changes in the revenue share payments related to the sale of the Star Asia Group in February 2014, which fluctuated due to the amount of incentive fees received by the Star Asia Group during certain periods.

Total Equity and Dividend Declaration

•                  At December 31, 2015, total equity was $46.2 million, as compared to $56.5 million as of December 31, 2014.

•                  The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on April 6, 2016, to stockholders of record on March 23, 2016.

Termination and Release Agreement

On October 16, 2015, the Company entered into a Termination and Release Agreement (the “Agreement”) with Christopher Ricciardi, Stephanie Ricciardi, The Ricciardi Family Foundation (together the “Ricciardi Parties”), and Mead Park Capital Partners LLC (“Mead Park”), of which Mr. Ricciardi is a member and the sole manager.

Pursuant to the Agreement, Mead Park transferred to the Company 487,291 shares of the Company’s common stock, the Ricciardi Parties transferred to the Company 1,512,709 shares of the Company’s common stock, the Company and Mead Park terminated in its entirety the Securities Purchase Agreement, dated as of May 9, 2013, by and among the Company, Mead Park, and Mead Park Holdings LP, and the Company transferred $4 million in cash to accounts designated by Christopher Ricciardi for the benefit of the Ricciardi Parties and Mead Park.

In addition, the Agreement contains standstill provisions applicable to each of Mead Park and the Ricciardi Parties. The Agreement also contains a mutual release of claims between the Company and Mead Park and the Ricciardi Parties, and contains customary representations and warranties made by the parties.

Sale of European Operations — Update

As previously announced, the Company has entered into a definitive agreement to sell its European operations to C&Co Europe Acquisition LLC (the “Buyer”), an entity controlled by Daniel G. Cohen, president and chief executive of IFMI’s European operations and vice chairman of IFMI’s board of directors. The sale includes all of the issued and outstanding shares of Cohen and Company Financial Limited (formerly known as EuroDekania Management Limited) and Cohen & Compagnie, SAS for an aggregate price of approximately $8.7 million, subject to adjustment.

The agreement provides that either party may terminate the agreement after December 31, 2015.  On February 18, 2016, the Buyer provided notice to the Company that it continues to evaluate the transaction. Currently, neither party has terminated the agreement, and the Company continues to evaluate the transaction.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 62470321, or request the IFMI earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 62470321.

About IFMI

IFMI is a financial services company specializing in fixed income markets. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. IFMI’s operating segments are Capital Markets, Principal Investing, and Asset Management. The Capital Markets segment consists of fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of December 31, 2015, IFMI managed approximately $3.9 billion in fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, and mortgage- and asset-backed securities. As of December 31, 2015, almost all of IFMI’s assets under management, or 95.8%, were in collateralized debt obligations that IFMI manages, which were all securitized prior to 2008. For more information, please visit www.IFMI.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) an inability to achieve projected integration synergies, and (l) an inability to close or further delays in the closing of the sale of our European operations, which is conditioned upon a number of events and approvals. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Revenues
Net trading	$8,680	$8,333	$8,180	$31,026	$28,056
Asset management	2,792	2,332	4,493	9,682	14,496
New issue and advisory	1,102	2,119	2,215	5,370	5,219
Principal transactions	(1,802)	(638)	(336)	(1,462)	2,487
Other revenue	(1,388)	781	3,224	1,540	5,492
Total revenues	9,384	12,927	17,776	46,156	55,750

Operating expenses

Compensation and benefits	7,245	7,044	7,626	28,028	29,764
Business development, occupancy, equipment	845	901	955	3,388	3,896
Subscriptions, clearing, and execution	2,032	1,786	2,422	7,164	8,516
Professional services and other operating	2,151	2,488	2,296	8,504	9,062
Depreciation and amortization	122	150	254	733	1,103
Impairment of goodwill	—	—	—	—	3,121
Total operating expenses	12,395	12,369	13,553	47,817	55,462
Operating income (loss)	(3,011)	558	4,223	(1,661)	288

Non-operating income (expense)

Interest expense	(971)	(984)	(1,084)	(3,922)	(4,401)
Income from equity method affiliates	—	—	—	—	27
Income (loss) before income taxes	(3,982)	(426)	3,139	(5,583)	(4,086)
Income tax expense (benefit)	(182)	221	(575)	85	(414)
Net income (loss)	(3,800)	(647)	3,714	(5,668)	(3,672)
Less: Net income (loss) attributable to the noncontrolling interest	(1,157)	(114)	823	(1,589)	(1,087)
Net income (loss) attributable to IFMI	$(2,643)	$(533)	$2,891	$(4,079)	$(2,585)

Earnings per share
Basic
Net income (loss) attributable to IFMI	$(2,643)	$(533)	$2,891	$(4,079)	$(2,585)
Basic shares outstanding	13,555	15,229	14,954	14,791	14,999
Net income (loss) attributable to IFMI per share	$(0.19)	$(0.03)	$0.19	$(0.28)	$(0.17)

Fully Diluted
Net income (loss) attributable to IFMI	$(2,643)	$(533)	$2,891	$(4,079)	$(2,585)
Net income (loss) attributable to the noncontrolling interest	(1,157)	(114)	823	(1,589)	(1,087)
Adjustment (1)	120	(72)	202	103	185
Enterprise net income (loss)	$(3,680)	$(719)	$3,916	$(5,565)	$(3,487)

Basic shares outstanding	13,555	15,229	14,954	14,791	14,999
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324	5,324	5,324
Additional dilutive shares	—	—	106	—	—
Fully diluted shares outstanding	18,879	20,553	20,384	20,115	20,323
Fully diluted net income (loss) per share	$(0.19)	$(0.03)	$0.19	$(0.28)	$(0.17)

(1) An adjustment is included for the following reasons: (a) if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable; and (b) to adjust the non-controlling interest amount to be consistent with the weighted average share calculation.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015
	(unaudited)	December 31, 2014
Assets
Cash and cash equivalents	$14,115	$12,253
Receivables from brokers, dealers, and clearing agencies	39,812	48,067
Due from related parties	77	552
Other receivables	4,079	9,398
Investments - trading	94,741	126,748
Other investments, at fair value	14,880	28,399
Receivables under resale agreements	128,011	101,675
Goodwill	7,992	7,992
Other assets	5,118	7,434
Total assets	$308,825	$342,518

Liabilities
Payables to brokers, dealer, and clearing agencies	$55,779	$94,444
Due to related parties	50	—
Accounts payable and other liabilities	3,362	5,103
Accrued compensation	3,612	4,054
Trading securities sold, not yet purchased	39,184	48,740
Securities sold under agreements to repurchase	127,913	101,856
Deferred income taxes	3,804	3,888
Debt	28,945	27,939
Total liabilities	262,649	286,024

Equity
Voting nonconvertible preferred stock	5	5
Common stock	13	15
Additional paid-in capital	71,570	74,604
Accumulated other comprehensive loss	(939)	(772)
Accumulated deficit	(30,889)	(25,617)
Total stockholders’ equity	39,760	48,235
Noncontrolling interest	6,416	8,259
Total equity	46,176	56,494
Total liabilities and equity	$308,825	$342,518

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer
investorrelations@ifmi.com